Exhibit (d)(19)

Schedule A

Fund(s)

Separate Series of Amplify ETF Trust

Amplify TLT U.S. Treasury 12% Option Income ETF

Amplify Samsung SOFR ETF

Amplify Samsung U.S. Natural Gas Infrastructure ETF